Exhibit 21
SUBSIDIARIES OF OPKO HEALTH, INC.

NAME	JURISDICTION OF INCORPORATION
OPKO Instrumentation, LLC	Delaware
OPKO Pharmaceuticals, LLC	Delaware
OPKO Diagnostics, LLC	Delaware
OPKO Chile, S.A.	Chile
Arama Natural Products Distribuidora, Ltda	Chile
Pharmacos Exakta S.A. de C.V.	Mexico
FineTech Pharmaceutical Ltd	Israel
OPKO Health Europe, S.L.	Spain
OPKO Biologics, Ltd	Israel
OPKO Ireland Global Holdings, Ltd	Ireland
OPKO Ireland, Ltd	Ireland
OPKO Canada Corp, ULC	Canada
OPKO Renal, LLC	Canada
Curna, Inc.	Delaware
BioReference Laboratories, Inc.	New Jersey
GeneDX, Inc.	New Jersey
Genome Diagnostics, Ltd	Canada
EirGen Pharma Limited	Ireland
Transition Therapeutics, Inc.	Canada